Exhibit 99.1

FOR IMMEDIATE RELEASE

GlobalSCAPE Announces New Chief Financial Officer

SAN ANTONIO, TX – September X, 2007 –GlobalSCAPE (AMEX:GSB), leading the market in the integration of Managed File Transfer and Wide Area File Services technologies, announced today that Kelly E. Simmons will be joining the company on September 17, 2007 as its new Chief Financial Officer.

“Kelly’s successful background in working with publicly held corporations, coupled with his strong understanding of SEC rules and reporting requirements, will be invaluable to a company like ours with the future plans that we have,” stated Randy Poole, GlobalSCAPE’s CEO.

Simmons, a Texas CPA, has over 27 years experience in financial management including accounting, SEC reporting, mergers and acquisitions, information systems, and investor relations.  From 1988 to 2000, Simmons held various positions, including CFO, with two affiliated public companies, US Long Distance (Nasdaq:USLD) and Billing Concepts (Nasdaq:BILL) which grew from revenues of $2 million in 1988 to over $500 million in 1999 with over 1,200 employees. Billing Concepts was the 6th most profitable company on NASDAQ in 1998, 13th in 1997. US Long Distance grew largely through acquisitions and Simmons led that activity for the company. Most recently, Simmons was with Edgen Corporation, a privately held company owner of pipe distributorships in 20 states around the country; and with Sino Swearingen Aircraft Corporation, a manufacturer of light business jets.  He is a graduate of Louisiana State University where he was also Captain of the LSU football team.

Simmons replaces Bernard Schneider, who has resigned to pursue other interests.  “We wish Bernard well and are grateful for the contributions he made,” commented Poole.

About GlobalSCAPE

GlobalSCAPE (AMEX: GSB) provides software-based file management, security and backup solutions that guarantee correct information is being delivered between employees, customers, and business partners.  GlobalSCAPE’s products are used by medium through Enterprise-sized companies, as well as companies with multiple office or campus locations in the Finance, Healthcare, Manufacturing, and Government industries.  Headquartered in San Antonio, Texas, GlobalSCAPE is also the creator of CuteFTP, the most popular file transfer application on the market with more than 2 million customers. For more information, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

###

Contact:

Earl Posey

VP-Investor Relations/Business Operations

GlobalSCAPE

210-293-7918